UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 19, 2016

Shenandoah Telecommunications Company
(Exact name of registrant as specified in its charter)

Virginia	0-9881	54-1162807
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Shentel Way P.O. Box 459 Edinburg, VA	22824
(Address of principal executive offices)	(Zip Code)

(540) 984-4141
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report.)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

As previously reported by Shenandoah Telecommunications Company (the “Company”) in a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “Commission”) on April 12, 2016, the Company informed Nasdaq Stock Market LLC (“NASDAQ”) of the resignation of Jonelle St. John from the board of directors (the “Board”) of the Company effective as of April 15, 2016.  The Company further informed NASDAQ that as a result of Ms. St. John’s resignation, the Company was no longer in compliance with NASDAQ Listing Rule 5605(c)(2)(A) (the “Rule”), which requires that the Company’s Audit Committee be composed of at least three independent directors.

The Company subsequently reported in a Current Report on Form 8-K filed with the Commission on April 19, 2016 that on April 15, 2016 the Company received a letter from NASDAQ Listing Qualifications confirming that the Company no longer complied with NASDAQ’s audit committee composition requirements as set forth in the Rule. NASDAQ granted the Company until October 12, 2016 to produce evidence of compliance.

On July 18, 2016, the Board appointed Leigh Ann Schultz as an independent director with a term expiring at the Company’s annual meeting of shareholders in 2017.  Ms. Schultz was also appointed to serve on the Board’s Audit Committee. As a result, the Company now has three independent directors on its Audit Committee and notified NASDAQ accordingly. On July 19, 2016, the Company received notice from NASDAQ that due to the appointment of Ms. Schultz as an independent director to the Company’s Audit Committee, NASDAQ has determined that the Company is now in compliance with the Rule and considers the matter closed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHENANDOAH TELECOMMUNICATIONS COMPANY
(Registrant)

Date: July 21, 2016	/s/ Raymond B. Ostroski
Raymond B. Ostroski Vice President – Legal and General Counsel (Duly Authorized Officer)